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                                                                       EXHIBIT 1

                             MEMBERS OF FILING GROUP

V. Prem Watsa
1109519 Ontario Limited
The Sixty Two Investment Company Limited
810679 Ontario Limited
Fairfax Financial Holdings Limited
Odyssey Re Holdings Corp.
Clearwater Insurance Company
Markel Insurance Company of Canada
Lombard General Insurance Company of Canada
Commonwealth Insurance Company